Exhibit 16

January 9, 2009

Securities and Exchange Commission

100 F. Street, NE

Washington DC 20549

Dear Ladies and Gentlemen:

We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrants Certifying Accountants” of the Company’s Current Report on Form 8-K dated January 9, 2009 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

HOGANTAYLOR LLP

/c/ C. Todd Wisdom

C. Todd Wisdom, CPA

CTW:tlh